FOR IMMEDIATE RELEASE

Contact:
Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

StellarOne Bank Announces Sale of Wholesale Mortgage Unit

Charlottesville, VA, November 3, 2011 – StellarOne Corporation (NASDAQ: STEL) (“StellarOne”) through its banking subsidiary, StellarOne Bank, has entered into an asset sale agreement with First Bank located in Lexington, Tennessee to sell its wholesale mortgage banking business located in Greer, South Carolina. The agreement calls for the purchase of net assets, goodwill and going concern value. For the nine months ended September 30, 2011, the wholesale division had gross revenues of $2.3 million and direct operating expenses of $1.9 million. The transaction is expected to close by year end.

“This divestiture is consistent with our intended business strategy of streamlining our business structure to maximize our ability to grow revenues and improve our effectiveness. The resources that this transaction will release shall enable us to more effectively grow our retail mortgage banking business and partner with our commercial, retail and wealth management lines of business. This will include expanding our mortgage presence in the Richmond market and our previously announced entry into the Virginia Beach/Tidewater market. We believe this transaction will improve our ability to manage the business strategy and associated return with our mortgage banking unit, and will help the Company achieve improved efficiency and growth objectives as set within our corporate strategy,” stated Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer for StellarOne Corporation. “We are excited to find a good partner in First Bank, and believe the business unit and its dedicated professionals will serve them well in the future.”

StellarOne Bank is a traditional community bank, offering a full range of business and consumer banking services with 54 full service financial centers, one loan production office, and a suite of  ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia. For more information, please visit www.StellarOne.com.